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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
    Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                      Commission File Number  333-10161
                                            ------------

                            Sygnet Wireless, Inc.
            -----------------------------------------------------
           (Exact name of registrant as specified in its charters)

     6550-B Seville Drive, Canfield, Ohio 44406  Tel. No: (330) 565-1000
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       11-1/2% Senior Notes due 2006
           -------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
           -------------------------------------------------------
          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an (X) in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


=============================================================================
 Rule 12g-4(a)(1)(i)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
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 Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)    [ ]
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 Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
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 Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6             [ ]
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 Rule 12h-3(b)(1)(i)   [X]
=============================================================================


Approximate number of holders of record as of the certification or notice date:  1
      ---

Pursuant to the requirements of the Securities Exchange Act of 1934, Sygnet Wireless, Inc. has caused this certification/notice to be signed on their behalf by the undersigned hereunto duly authorized.

Date:    January 5, 1999           By:   /s/ JOHN T. ANDERSON
      ---------------------              --------------------------
                                         Controller